Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated July 6, 2010

Relating to Prospectus dated July 6, 2010

Registration No. 333-165414

KKR & Co. L.P. To Commence Trading On

The New York Stock Exchange on July 15, 2010.

Guernsey, Channel Islands, July 6, 2010 – KKR & Co. (Guernsey) L.P. (Euronext Amsterdam: KKR), referred to as KKR Guernsey, today announced that the U.S. Securities and Exchange Commission (“SEC”) has declared effective the registration statement of KKR & Co. L.P. relating to the listing of its common units on the New York Stock Exchange (“NYSE”).  Common units of KKR & Co. L.P. will begin trading on the NYSE at the market opening on July 15, 2010 under the ticker symbol “KKR”.

The existing common units of KKR Guernsey will cease trading on Euronext Amsterdam at the market close on July 14, 2010.  Common unitholders do not need to take any action to receive their NYSE-listed common units of KKR & Co. L.P.  Any required action will be taken by the banks and brokers with whom unitholders hold their accounts.  Additional information related to the Euronext Amsterdam delisting and NYSE listing process is set forth in Annex A to this press release.

As previously disclosed, KKR & Co. L.P. has filed a separate registration statement with the SEC relating to a proposed primary offering of additional common units.  KKR & Co. L.P. anticipates that, subject to market conditions, this offering would only take place subsequent to the listing of its common units on the NYSE.

ABOUT KKR

Founded in 1976 and led by Henry Kravis and George Roberts, KKR is a leading global alternative asset manager with $54.7 billion in assets under management as of March 31, 2010.  With over 600 people and 14 offices around the world, KKR manages assets through a variety of investment funds and accounts covering multiple asset classes. KKR seeks to create value by bringing operational expertise to its portfolio companies and through active oversight and monitoring of its investments. KKR complements its investment expertise and strengthens interactions with investors through its client relationships and capital markets platforms. KKR is publicly traded through KKR & Co. (Guernsey) L.P. (Euronext Amsterdam: KKR). For additional information, please visit KKR’s website at www.kkr.com.

ABOUT KKR GUERNSEY

KKR & Co. (Guernsey) L.P. (Euronext Amsterdam: KKR) is a Guernsey limited partnership referred to as KKR Guernsey, which represents a 30% economic interest in KKR.  KKR Guernsey’s common units and related restricted depositary units are subject to a number of ownership and transfer restrictions. Information concerning these ownership and transfer restrictions is included at the Investor Relations section of KKR’s website at www.kkr.com.  KKR Guernsey was formerly known as KKR Private Equity Investors, L.P.

NO OFFERING STATEMENT

This release does not constitute an offer of securities for sale in the United States or elsewhere. Securities may not be offered or sold in the United States absent registration or an exemption from registration. Any public offering of securities to be made in the United States will be made by means of a prospectus that may be obtained from KKR or KKR Guernsey and that will contain detailed information about them and management, as well as financial statements.

FORWARD-LOOKING STATEMENTS

This release contains certain forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. The forward-looking statements are based on KKR’s and KKR Guernsey’s beliefs, assumptions and expectations of their future performance, taking into account all information currently available to them. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to KKR or KKR Guernsey or are within their control. If a change occurs, KKR’s and KKR Guernsey’s business, financial condition, liquidity and results of operations, including net asset value, assets under management, fee paying assets under management, fee related earnings, economic net income, committed dollars invested, uncalled commitments and book value, may vary materially from those expressed in the forward-looking statements. The following factors, among others, could cause actual results to vary from the forward-looking statements: the possibility that the listing of the interests in the combined business on the New York Stock Exchange and/or the proposed primary offering of KKR’s common units may or may not occur; the risk that the anticipated benefits of the combined business may not be achieved; the general volatility of the capital markets; changes in KKR’s or KKR Guernsey’s business strategy; availability, terms and deployment of capital; availability of qualified personnel and expense of recruiting and retaining such personnel; changes in the asset management industry, interest rates or the general economy; underperformance of KKR’s investments and decreased ability to raise funds; and the degree and nature of KKR’s competition. Neither KKR nor KKR Guernsey undertakes any obligation to update any forward-looking statements to reflect circumstances or events that occur after the date on which such statements were made except as required by law. In addition, KKR’s and KKR Guernsey’s business strategy is focused on the long-term and financial results are subject to significant volatility.  Additional information about factors affecting KKR and KKR Guernsey are available in

KKR & Co. L.P.’s Registration Statement on Form S-1 (Reg. No. 333-165414) and other filings with the SEC.

CONTACT INFORMATION

Investor Relations: Jonathan Levin Kohlberg Kravis Roberts & Co. L.P. Tel: +1 (877) 610-4910 (U.S.) / +1 (212) 230-9410 investor-relations@kkr.com	Media Contact: Peter McKillop or Kristi Huller Kohlberg Kravis Roberts & Co. L.P. Tel:+ 1 (212) 750-8300 media@kkr.com

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ANNEX A

Additional Information

Set forth below is additional information concerning the cessation of trading and delisting of the common units of KKR Guernsey on Euronext Amsterdam by NYSE Euronext (“Euronext Amsterdam”) and the listing of the common units of KKR & Co. L.P. for trading on the New York Stock Exchange (“NYSE”).

Delisting on Euronext Amsterdam

The existing common units of KKR Guernsey will cease trading on Euronext Amsterdam at the close of trading at 5:30 PM (CEST) on Wednesday, July 14, 2010 (the “Last Trading Day”).  At such time, one common unit of KKR & Co. L.P. will be automatically distributed for one common unit of KKR Guernsey; KKR Guernsey common units will be canceled; and KKR Guernsey will be dissolved.  KKR Guernsey will be delisted from Euronext Amsterdam as of July 15, 2010.

Trades in KKR Guernsey common units that have not settled by the Last Trading Day will be settled by Euroclear and Clearstream on a one-for-one basis into NYSE-listed common units of KKR & Co. L.P.  Trading in KKR Guernsey common units is not expected to be halted by Euronext Amsterdam until the close of trading on the Last Trading Day.

Listing on NYSE

On Thursday, July 15, 2010, the common units of KKR & Co. L.P. will commence trading at 9:30 AM (EDT) at NYSE under the symbol “KKR”.

Holders of Common Units

Unitholders do not need to take any action to receive their NYSE-listed common units of KKR & Co. L.P. Any required action will be taken by the banks and brokers with whom unitholders hold their accounts, as described below.

Holders of Restricted Depositary Units (“RDUs”)

Each RDU will automatically represent the right to receive one NYSE-listed common unit of KKR & Co. L.P.  If holders of RDUs wish to cancel their RDUs in exchange for a direct holding of common units of KKR Guernsey or KKR & Co. L.P., please contact The Bank of New York Mellon, as depositary of the RDUs, as follows:

The Bank of New York Mellon

101 Barclay Street, 22 West

New York, New York 10286

Attention: KKR & Co. (Guernsey) L.P.

Telephone: +1.212.815.3982

Banks and Brokers

Banks and brokers, as participants of Euroclear Bank and Clearstream Banking, will receive instructions to transfer the NYSE-listed common units of KKR & Co. L.P. to their respective accounts at the Depositary Trust & Clearing Corporation (DTC).  Banks and brokers are encouraged to submit their instructions for such transfer not later than 5:30 PM (CEST) / 11:30 AM (EDT) on Tuesday, July 13, 2010.  Banks and brokers who do not have, or do not transfer the NYSE-listed common units to, a direct account at the DTC will continue to hold the NYSE-listed common units in their existing accounts at Euroclear and Clearstream, and Euroclear and Clearstream will hold those positions at DTC on behalf of their respective participants.

Further Questions and Assistance

Questions and requests for assistance may be directed to Innisfree M&A Incorporated or its London based division, Lake Isle M&A Incorporated:

Innisfree M&A Incorporated

501 Madison Avenue

New York, New York 10022

Banks and Brokers call: +1 212 750 5833

Unitholders call toll-free:  1 888 750-5834

Lake Isle M&A Incorporated

39 King Street

London EC2V 8DQ

Banks and Brokers call: +44 (0)20 7710 9960

Unitholders call by free phone:  00800 7710 9970

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THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC TO WHICH THIS COMMUNICATION RELATES. YOU SHOULD READ THE PROSPECTUS AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND U.S. LISTING. YOU MAY OBTAIN THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER WILL ARRANGE TO SEND TO YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING INNISFREE M&A INCORPORATED TOLL-FREE 1-888-750-5834 OR LAKE ISLE M&A INCORPORATED TOLL FREE 00800 7710 9970.